Exhibit 16.1

September 3, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Utz Brands, Inc. statements (formally known as Collier Creek Holdings) included under Item 4.01 of its Form 8-K dated September 3, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 28, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York